EXHIBIT 99.2

AGREEMENT

This Agreement (“Agreement”) is dated as of this 29th day of May, 2015 by and between Sileas Corp. (“Sileas”) and Optex Systems Holdings, Inc. (the “Company”).

WHEREAS, Sileas is the owner of 926 shares of the Series A Convertible Preferred Stock (“Series A Stock”), par value $.001 per share of the Company out of a total of 1001 shares of Series A Stock issued and outstanding; and

WHEREAS, the parties have agreed to a covenant regarding limitations on conversion and voting of Series A Stock as set forth herein.

1.                  Conversion Limitations. The Series A Stock shall not be convertible by Sileas into Company common stock, and the Company shall not effect any conversion of the Series A Stock or otherwise issue any shares of Company common stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such conversion or other share issuance hereunder Sileas (together with its affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Company common stock. To the extent the above limitation applies, the determination of whether the Series A Stock shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by Sileas or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by Sileas and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert this Series A Stock, or to issue shares of Company common stock, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor owner to Sileas of Series A Stock.

2.                  Voting Limitations. Notwithstanding anything to the contrary in the certificate of designation, the holder of the Series A Stock shall not be entitled to vote its Series A Stock in excess of the Maximum Percentage. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage voting rights limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage voting limitation. The limitations contained in this paragraph shall apply to a successor owner to Sileas of Series A Stock.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

SILEAS CORP.

By:/s/ Stanley A Hirschman

           Name: Stanley A. Hirschman

           Title: President

OPTEX SYSTEMS HOLDINGS, INC.

By: /s/ Danny Schoening

            Name: Danny Schoening

            Title: CEO